Exhibit 13(a)

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

(Mark One)

|X| ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the fiscal year ended August 31, 1995

OR

|_| TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the transition period from            to

Commission file number      0-23278

                              TRINITY AMERICAS INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                              13-3688737
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                               Identification No.)

950 Third Avenue (27th Floor), New York, New York                  10022
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (212) 888-5563

Securities registered pursuant to Section 12(b) of the Act:

                                                         Name of each exchange
          Title of each class                            on which registered


Securities registered pursuant to Section 12(g) of the Act:

        Common Stock, Class A Redeemable Common Stock Purchase Warrants,
                Class B Redeemable Common Stock Purchase Warrants
                                (Title of Class)


                                (Title of Class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No
                                              ---    ---

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. |X|

              APPLICABLE ONLY TO REGISTRANTS INVOLVED IN BANKRUPTCY
                   PROCEEDING DURING THE PRECEDING FIVE YEARS:

     Indicate by check mark whether the Registrant has filed all documents and reports required to be filed by Sections 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court. Yes________ No_________

     The number of shares outstanding of the Registrant's common stock is 2,964,861 (as of November 15, 1995).

     The aggregate market value of the voting stock held by non-affiliates of the Registrant is $11,474,306 (as of November 15, 1995).

                       DOCUMENTS INCORPORATED BY REFERENCE

             Registration Statement on Form S-1 (File No. 33-71368)

                                     PART I

Item 1. Business

     (a) General Development of Business

     Trinity Americas Inc. ("Trinity") was formed in September 1992 to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination ("Business Combination") with an operating business (an "Acquired Business").

     In February 1994, Trinity successfully consummated an initial public offering of its equity securities (the "IPO") from which it derived net proceeds of approximately $9,567,000. Reference is made to Trinity's Registration Statement on Form S-1 (File No. 33-71368), declared effective on February 9, 1994, for more detailed information in these regards.

     On October 30, 1995, Trinity entered into an agreement to acquire all of the outstanding capital shares of a Brazilian casual dining chain for $21.0 million, as previously contemplated by a letter of intent dated August 7, 1995. The closing of the acquisition transaction, which is scheduled to occur during the first quarter of 1996, is subject, among other things, to the completion of documentation and to approval by Trinity's public stockholders.

     Trinity was incorporated as a Delaware corporation on September 16, 1992. Trinity's executive offices are located at 950 Third Avenue, New York, New York 10022; its telephone number is (212) 888-5563.

     (b) Financial Information About Industry's Segments

         Not applicable.

     (c) Narrative Description of Business

         See Item 1(a) above.

     (d) Financial Information about Foreign and Domestic Operations and Export Sales

         Not applicable.

Item 2. Properties

     Trinity's executive offices are located at 950 Third Avenue, New York, New York where it uses approximately 300 square feet of office space and premises occupied by Trinity Capital Corporation ("Trinity Capital"), a concern which is an affiliate of certain of Trinity's officers and directors. See Item 13 hereof.

Item 3. Legal Proceedings

     Trinity is not a party to any legal proceedings which may have a material adverse effect upon Trinity, its assets or its properties.

Item 4. Submission of Matters to a Vote of Security Holders

     There were no matters submitted to a vote of security holders during the fourth quarter of the fiscal year ended August 31, 1995.

                                     PART II

Item 5. Market for Registrant's Common Stock and Related Stockholder Matters

     (a) Trinity's Common Stock, Class A Redeemable Common Stock Purchase Warrants ("Class A Warrants") and Class B Redeemable Common Stock Purchase Warrants ("Class B Warrants") are each quoted on the OTC Bulletin Board under the respective symbols "TLAT", "TLATA" and "TLATB". The following table sets forth the range of the high and low bid quotations on the OTC Bulletin Board for the periods indicated:


                                               Class A           Class B
   Three Months         Common Stock           Warrants          Warrants
      Ended            High      Low        High      Low     High      Low

February 28, 1994*    4-1/4     4-1/4       7/8       3/4     5/8       1/2

May 31, 1994          4-1/4     4          15/16      3/4     3/4       1/2

August 31, 1994       4-1/4     4           7/8       3/4     5/8       1/2

November 30, 1994     4-3/4     4-1/4     1-1/4       7/8     7/8       5/8

February 28, 1995     4-1/2     4-1/8     1-1/4       3/4     7/8       5/8

May 31, 1995          4-3/4     4-1/4       7/8       3/8    1          3/8

August 31, 1995       5         4-9/16      3/4       1/4     3/4       1/8


*    Trinity's securities began separate trading on February 18, 1994.

The above quotations represent prices between dealers and do not include retail mark up, markdown or commission. Such quotations do not necessarily represent actual transactions as there was no established public trading market for Trinity's securities.

     (b) As of November 15, 1995, there were 55, 7 and 7 record holders of the Common Stock, Class A Redeemable Warrants and Class B Redeemable Warrants, respectively.

     (c) Trinity has not declared any cash dividends on its Common Stock and has no intention to pay cash dividends in the foreseeable future.

Item 6. Selected Financial Data

     The following tables should be read in conjunction with the financial statements of Trinity and the notes thereto appearing elsewhere in this Annual Report on Form 10-K. The selected financial data of Trinity has been derived from the financial statements of Trinity, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report included elsewhere herein.

Statements of Operations Data:

                                                  Period from          Period From
                                              September 16, 1992    September 16, 1992
                                              (date of inception)   (date of inception)
                     Year Ended August 31              to                   to
                       1995         1994        August 31, 1993        August 31, 1995
Revenues            $     --     $     --         $     --                $  --
Net income (loss)      138,738      (50,929)            (166)              87,643
Income (loss) per
  common share             .05         (.02)            --
Weighted average
  common shares      2,964,861    2,125,525        1,111,111

Balance Sheet Data:

                                             August 31
                             1995               1994              1993

Total assets             $9,787,417          $9,573,799         $217,534
Total liabilities        $  132,303          $   57,423         $217,500
Working capital          $9,655,114          $9,516,376         $     34
Shareholders' equity     $9,655,114          $9,516,376         $     34

Item 7. Management's Discussion and Analysis of Financial
        Condition and Results of Operations

     Trinity was incorporated in September 1992 for the purpose of raising money to fund a vehicle to effect a Business Combination with an Acquired Business. On February 9, 1994, Trinity's registration statement under the Securities Act of 1933, as amended, covering 1,700,000 units, each unit consisting of one share of Trinity's Common Stock, one Class A Redeemable Warrant and one Class B Redeemable Warrant at an initial public offering price of $6.00 per unit, was declared effective by the Securities and Exchange Commission. Trinity derived $11,100,000 from the IPO, inclusive of proceeds from the exercise of the underwriters' over-allotment option to acquire an additional 150,000 units, prior to underwriting commissions of $888,000 and expenses of approximately $645,000, respectively.

     For the years ended August 31, 1995 and 1994 and the period ended August 31, 1993, Trinity had a net income (loss) of $138,738, ($50,929) and ($166), respectively. These results of operations were attributable to interest and dividend income offset by general and administrative expenses.

Item 8. Financial Statements and Supplementary Data

     Reference is made to pps. F-1 through F-10 comprising a portion of this Annual Report on Form 10-K.

Item 9. Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure

        Not Applicable.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant

     The current directors and executive officers of Trinity are as follows:

     Name                        Age                 Position

Barry Goldin                     57          Chairman of the Board

Lawrence Burstein                53          President, Treasurer and Director

John Cattier                     62          Director

Barry Ridings                    43          Director


     Barry Goldin has been Chairman of the Board of Trinity since its inception. Since October 1982, Mr. Goldin has been President and a director and a principal shareholder of Trinity Capital, which is engaged principally in making investments in privately held companies. From 1978 to 1982, Mr. Goldin was Senior Vice-President, Corporate Finance, at Muller & Company, Inc., investment bankers. Mr. Goldin is a director of Alliance Entertainment Corp., a company engaged in the sale and distribution of pre-recorded music, music accessories and other music and entertainment-related products. Mr. Goldin received a B.S. from the Wharton School of Finance at the University of Pennsylvania.

     Lawrence Burstein has been President, Treasurer and a director of Trinity since its inception. Since October 1982, Mr. Burstein has been Chairman of the Board and a principal shareholder of Trinity Capital. Mr. Burstein is a director of four other public companies, being, respectively, CAS Medical Systems, Inc. engaged in the manufacture and marketing of blood pressure monitors and other medical products principally for the neonatal market, The MNI Group Inc., engaged in the marketing of specially formulated medical foods, ToHQ, Inc., a Nintendo game and children's toy company, and USCI, Inc., engaged in centralized automated computer-based cellular telephone activation services on a nationwide basis to mass merchandisers and direct response marketing companies. Mr. Burstein received an LL.B. from Columbia Law School.

     John Cattier has been a director of Trinity since its inception. Mr. Cattier has been an independent consultant since January 1985 and an advisor and shareholder of Trinity Capital since 1982. From 1957 to December 1984, Mr. Cattier was associated with White Weld & Co., investment bankers, serving as a general partner, and with Credit Suisse White Weld (which subsequently became Credit Suisse

First Boston), investment bankers, in various capacities. Mr. Cattier is a director of Pacific Assets Trust PLC, a United Kingdom investment trust, and Vice Chairman of Laredo National Bancshares, Inc. of Laredo, Texas, a one bank holding company. Mr. Cattier received a B.A. from Yale University.

     Barry Ridings has been a director of Trinity since its inception. Since March 1990, Mr. Ridings has been a Managing Director of Alex. Brown & Sons, investment bankers. From June 1986 to March 1990, Mr. Ridings was a Managing Director of Drexel Burnham Lambert, investment bankers. From 1979 to June 1986, Mr. Ridings served as Associate Director of Bear Stearns & Co., Inc., investment bankers. Mr. Ridings is also a director of Tiger Direct, a computer software company engaged in the development and marketing of software, SubMicron Systems Corporation, a company engaged in the design, manufacture and marketing of advanced processing systems sold primarily to manufacturers of semiconductor chips, Transcor Waste Services Corp., a waste management company, Leaseway Transportation Corp., a trucking company, Rax Restaurants Inc., a restaurant chain, and Norex America Inc., a shipping company. Mr. Ridings received an M.B.A. from Cornell University.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors receive no compensation for serving on the Board of Directors other than reimbursement of reasonable expenses incurred in attending meetings. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. Messrs. Burstein and Goldin, the current executive officers of Trinity, devote approximately 25% of their time to the affairs of Trinity. Trinity has not entered into employment agreements with either of its officers.

Item 11. Executive Compensation

     (a) Cash Compensation

     Trinity's officers receive no compensation for serving as officers other than accountable reimbursement for any reasonable business expenses incurred in connection with activities undertaken on Trinity's behalf.

     (b) Compensation Pursuant to Plans

     Trinity's 1992 Stock Option Plan (the "1992 Plan") was adopted by Trinity's Board of Directors on September 18, 1992 and by a majority in interest of Trinity's stockholders on September 18, 1992. The 1992 Plan provides for the granting of 277,778 options which are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986 or as options which are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). The total number of shares of Common Stock reserved for issuance under the 1992 Plan is 277,778. Options to purchase shares may be granted under the 1992 Plan to persons who, in the case of Incentive Stock Options, are employees (including officers) of Trinity, or, in the case of Nonstatutory Stock Options, are employees (including officers) or non-employee directors of the Company. The exercise price of all Incentive Stock Options granted under the 1992 Plan must be at least equal to the fair market value of such shares on the date of the grant or, in the case of Incentive Stock Options granted to the holder of ten percent or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant. The maximum exercise period for which Incentive Stock Options may be granted is ten years from the date of grant (five years in the case of an individual owning more than 10% of Trinity's Common Stock).

     To date, no options have been granted under the 1992 Plan.

     (c) Other Compensation

     None.

     (d) Compensation of Directors

     Trinity's directors presently receive no compensation for their services as such.

     (e) Termination of Employment and Change of Control Arrangements

     None.

Item 12. Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as of November 15, 1995, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Trinity's Common Stock by (i) each person known by Trinity to be the owner of more than 5% of its outstanding shares of Common Stock, (ii) each director and (iii) all officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                            Amount and
                            Nature of
Name and Address of         Beneficial         Percentage of Outstanding
Beneficial Owner            Ownership(1)            Shares Owned

Barry Goldin                223,985(2)(3)                7.6%
950 Third Avenue
New York, NY 10022

Lawrence Burstein           260,097(2)(4)                8.8%
950 Third Avenue
New York, NY 10022

John Cattier                131,817(5)                   4.4%
Achlain Invermoriston
Invernesshire
IV3 6YN, United Kingdom

Barry Ridings                13,889                      0.5%
16 Erwin Park
Montclair, NJ 07902

All officers and            618,677(2)-(5)              20.9%
 directors as a group
 (4 persons)


(1) Does not include shares issuable upon exercise of Warrants which are beneficially owned by each of the persons named below but which are not exercisable until the consummation of a Business Combination.
(2) Includes 11,111 shares of Common Stock owned by Trinity Capital, over which shares Messrs. Burstein and Goldin have voting and investment power.
(3) Includes 24,999 shares owned by members of Mr. Goldin's family, of which shares Mr. Goldin disclaims any voting or investment power.
         Does not include 25,001 shares owned by members of Mr. Goldin's family who do not reside at his home.
(4) Includes 44,444 shares owned by members of Mr. Burstein's family, of which shares Mr. Burstein disclaims any voting or investment power.
(5) Includes (i) 104,039 shares of Common Stock held by Rio Bravo Inversiones, Ltd., which shares are owned by a trust of which Mr. Cattier and his family are the sole beneficiaries but not the trustees, over which shares Mr. Cattier disclaims voting or investment power. Excludes 27,228 shares held by Heptagon
         Investments. Mr. Cattier is Chairman of Heptagon Investment's board of directors and exercises voting and dispositive control over approximately 4.5% of Heptagon Investments' shares of capital stock. Mr. Cattier disclaims any voting or dispositive power over the 27,228 shares of Trinity's Common Stock which are held by Heptagon Investments.

Item 13. Certain Relationships and Related Transactions

     In September 1992, Trinity issued an aggregate of 1,055,556 shares of Common Stock for an aggregate purchase price of $190, or approximately $.0002 per share, as follows: 11,111 shares to Trinity Capital, a corporation in which Barry Goldin, the Chairman of the Board of Trinity, and Lawrence Burstein, the President and a director of Trinity, are officers, directors and principal shareholders and John Cattier, a director of Trinity, is an advisor and shareholder; 187,875 shares to Mr. Goldin; 204,542 shares to Mr. Burstein; 50,000 shares to Mr. Goldin's family; 44,444 shares to Mr. Burstein's family; 13,889 shares to Barry Ridings, a director of Trinity; 27,778 shares to Mr. Cattier; 104,039 shares to Rio Bravo Inversiones, Ltd.; 27,778 shares to Heptagon Investments; and 384,100 to other persons. In September 1992, Trinity also issued to each of Messrs. Goldin, Burstein, Cattier and Ridings 50,000, 50,000, 19,445 and 19,445 Class A and Class B Warrants, respectively, in consideration for future services to be rendered by such persons on behalf of Trinity. Such warrants are identical to the Redeemable Warrants but are not redeemable by the Company and may not be exercised until the consummation of a Business Combination.

     In July 1993, the Company issued 11,111 shares of Common Stock at approximately $.0002 per share to each member of Trinity's Advisory Board, or an aggregate of 55,555 shares.

     Trinity has been obligated to pay Trinity Capital, since September 1, 1993, a monthly fee of $10,000 for general and administrative services pursuant to an agreement which may be cancelled by either party upon 30 days' written notice. Such fee includes the use of approximately 300 square feet of office space in premises occupied by Trinity Capital. As unaffiliated third party affords Trinity Capital the use of such space at no charge. Messrs. Burstein and Goldin, officers and directors of Trinity, are officers, directors and principal stockholders of Trinity Capital and Mr. Cattier, a director of Trinity, is an advisor and stockholder of Trinity Capital.

     Trinity Capital made non-interest bearing demand loans aggregating approximately $37,000 to Trinity to cover expenses related to the IPO, which loans were paid out of the proceeds thereof. No further loans from Trinity Capital to Trinity are presently contemplated.

                                     PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K

     (a) Financial Statements and Financial Statement Schedules:

          (i) Financial Statements

              Report of Independent Public Accountants Balance Sheets - August 31, 1995 and 1994 Statements of Operations for the years ended
                       August 31, 1995 and 1994, the period
                       September 16, 1992 (date of inception) to
                       August 31, 1993 and the cumulative amounts from inception
              Statementof Changes in Shareholders' Equity for the
                       years ended August 31, 1995 and 1994, the period September 16, 1992 (date of inception) to August 31, 1993 and the cumulative amounts from inception
              Statements of Cash Flows for the years ended August
                       31, 1995 and 1994, the period September 16,
                       1992 (date of inception) to August 31, 1993 and the cumulative amounts from inception
              Notes to Financial Statements


         (ii) Financial Statement Schedules

          All financial statement schedules are omitted because the conditions requiring their filing do not exist or the information required thereby is included in the financial statements filed, including the notes thereto.


     (b) Reports on Form 8-K

         None.


     (c) Exhibits


  3.1    Certificate of Incorporation and amendments thereto(1)

  3.2    By-Laws(1)

  4.1    Form of certificate evidencing shares of Common Stock(1)

  4.2    Form of certificate evidencing Class A Redeemable Warrants(1)

  4.3    Form of certificate evidencing Class B Redeemable Warrants(1)

  4.4    Warrant Agreement dated as of February 9, 1994 between
         Registrant and GKN Securities Corp.(1)

  4.5 Redeemable Warrant Agreement dated as of February 9, 1994 between Registrant and American Stock Transfer & Trust
         Company(1)

  10.1   Stock Option Plan(1)

  10.2 Trust Agreement dated February 17, 1994 between Registrant and The Chase Manhattan Bank N.A.(1)

  10.3 Form of Escrow Agreement dated as of February 9, 1994 by and among Registrant, Barry Goldin, Lawrence Burstein, John Cattier, Barry Ridings, Rio Bravo Inversiones, Ltd., Trinity Capital Corp. and American Stock Transfer & Trust Company(1)

  10.7 General and Administrative Services Agreement dated September 1, 1993 by and between Registrant and Trinity Capital
         Corp.(1)

(1) Incorporated by reference to an exhibit of like number filed as part of Registrant's Registration Statement on Form S-1, File No. 33-71368), declared effective on February 9, 1994.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Trinity Americas Inc.:

We have audited the accompanying balance sheets of Trinity Americas Inc. (a Delaware corporation in the development stage) as of August 31, 1995 and 1994, and the related statements of operations, changes in shareholders' equity and cash flows for the years ended August 31, 1995 and 1994, for the period from inception (September 16, 1992) through August 31, 1993, and for the period from inception through August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company is required to consummate a Business Combination prior to May 7, 1996 or it will be required to liquidate the proceeds of its Trust Account in accordance with its Articles of Incorporation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Americas Inc. as of August 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended August 31, 1995 and 1994, for the period from inception through August 31, 1993, and for the period from inception through August 31, 1995, in conformity with generally accepted accounting principles.


/s/ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP


New York, New York
November 20, 1995

                              TRINITY AMERICAS INC.

                          (a development stage entity)

                                 BALANCE SHEETS

                            AUGUST 31, 1995 AND 1994

                                  ASSETS                      1995          1994
                                                          -----------   -----------
CASH AND CASH EQUIVALENTS                                 $   240,555   $   508,711
RESTRICTED CASH AND INVESTMENTS                             9,524,015     9,065,088
PREPAID EXPENSES AND OTHER ASSETS                              22,847          --
                                                          -----------   -----------
        Total assets                                      $ 9,787,417   $ 9,573,799
                                                          ===========   ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
    Accrued expenses and taxes                            $   132,303   $    57,423

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 5,000 shares
    authorized; no shares issued                                 --            --
  Common stock, $.0001 par value, 20,000,000 shares
    authorized; 2,964,861 shares issued and outstanding           296           296
  Additional paid-in capital                                9,567,175     9,567,175
  Retained earnings (deficit) accumulated during the
    development stage                                          87,643       (51,095)
                                                          -----------   -----------
        Total shareholders' equity                          9,655,114     9,516,376
                                                          -----------   -----------
        Total liabilities and shareholders' equity        $ 9,787,417   $ 9,573,799
                                                          ===========   ===========


      The accompanying notes are an integral part of these balance sheets.

                              TRINITY AMERICAS INC.

                          (a development stage entity)

                            STATEMENTS OF OPERATIONS

                                                                       For the Period
                                                                       from Inception
                                      For the Years Ended              (September 16,         Cumulative
                                           August 31                       1992) to             Amounts
                                -------------------------------           August 31,             from
                                    1995                1994                 1993              Inception
                                -----------         -----------          -----------          -----------
REVENUES                        $      --           $      --            $      --            $      --
COSTS AND EXPENSES:
  General and administration        300,673             240,670                  166              541,509
                                -----------         -----------          -----------          -----------
OTHER INCOME:
  Interest and dividend income      506,111             189,741                 --                695,852
                                -----------         -----------          -----------          -----------
    Income (loss) before
      income taxes                  205,438             (50,929)                (166)             154,343
PROVISION FOR INCOME TAXES           66,700                --                   --                 66,700
                                -----------         -----------          -----------          -----------
  Net income (loss)             $   138,738         $   (50,929)         $      (166)         $    87,643
                                -----------         -----------          -----------          -----------
NET INCOME (LOSS) PER
  COMMON SHARE                  $       .05         $      (.02)         $      --
                                ===========         ===========          ===========
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING              2,964,861           2,125,525            1,111,111
                                ===========         ===========          ===========


         The accompanying notes are an integral part of these tatements.

                              TRINITY AMERICAS INC.

                          (a development stage entity)

                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED AUGUST 31, 1995 AND 1994 AND
              FOR THE PERIOD FROM INCEPTION (SEPTEMBER 16, 1992) TO
              AUGUST 31, 1993 AND CUMULATIVE AMOUNTS FROM INCEPTION


                                                                                                       Retained
                                                                                                       Earnings
                                                                                                       (Deficit)
                                                             Common Stock            Additional   Accumulated During
                                                       --------------------------     Paid-in       the Development
                                                          Shares       Par Value       Capital           Stage             Totals
                                                       -----------    -----------    -----------      -----------       -----------
ISSUANCE OF STOCK TO ORIGINAL FOUNDERS FOR CASH,
 at par value                                            2,000,000    $       200    $      --        $      --         $       200
  .55555555-for-one reverse stock split                   (888,889)           (89)            89             --                --
  Net loss for the period from inception
   (September 16, 1992) to August 31, 1993                    --             --             --               (166)             (166)
                                                       -----------    -----------    -----------      -----------       -----------
BALANCE, August 31, 1993                                 1,111,111            111             89             (166)               34
  Issuance of units to public                            1,850,000            185      9,567,069             --           9,567,254
  Sale of warrants to underwriter                             --             --               17             --                  17
  Issuance of shares for legal services                      3,750           --             --               --                --
  Net loss for the year ended August 31, 1994                 --             --             --            (50,929)          (50,929)
                                                       -----------    -----------    -----------      -----------       -----------
BALANCE, August 31, 1994                                 2,964,861            296      9,567,175          (51,095)        9,516,376
  Net income for the year ended August 31, 1995               --             --             --            138,738           138,738
                                                       -----------    -----------    -----------      -----------       -----------
BALANCE, August 31, 1995                               $ 2,964,861    $       296    $ 9,567,175      $    87,643       $ 9,655,114
                                                       ===========    ===========    ===========      ===========       ===========


        The accompanying notes are an integral part of these statements.

                             TRINITY AMERICAS INC.

                          (a development stage entity)

                            STATEMENTS OF CASH FLOWS

                                                                                                For the Period
                                                                      For the Years Ended       from Inception     Cumulative
                                                                           August 31            (September 16,       Amounts
                                                                  ---------------------------       1992) to          from
                                                                      1995            1994      August 31, 1993    Inception
                                                                  -----------     -----------   ---------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                               $   138,738     $   (50,929)    $      (166)    $    87,643
  Changes in operating assets and liabilities-
     Prepaid expenses and other assets                                (22,847)           --              --           (22,847)
     Accrued expenses and taxes                                        74,880        (157,577)        215,000         132,303
                                                                  -----------     -----------     -----------     -----------
         Net cash provided by (used in) operating activities          190,771        (208,506)        214,834         197,099
                                                                  -----------     -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Increase in restricted cash and investments                        (458,927)     (9,065,088)           --        (9,524,015)
                                                                  -----------     -----------     -----------     -----------
         Net cash used in investing activities                       (458,927)     (9,065,088)           --        (9,524,015)
                                                                  -----------     -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of common stock and warrants                --         9,784,771        (217,300)      9,567,471
  Advances from affiliate                                                --            34,188           2,500          36,688
  Repayment to affiliate                                                 --           (36,688)           --           (36,688)
                                                                  -----------     -----------     -----------     -----------
         Net cash provided by (used in) financing activities             --         9,782,271        (214,800)      9,567,471
                                                                  -----------     -----------     -----------     -----------
         Net (decrease) increase in cash and cash equivalents        (268,156)        508,677              34         240,555


CASH AND CASH EQUIVALENTS, beginning of period                        508,711              34            --              --
                                                                  -----------     -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, end of period                          $   240,555     $   508,711     $        34     $      --
                                                                  ===========     ===========     ===========     ===========


        The accompanying notes are an integral part of these statements.

                              TRINITY AMERICAS INC.

                          (a development stage entity)

                          NOTES TO FINANCIAL STATEMENTS

                            AUGUST 31, 1995 AND 1994


1.  ORGANIZATION AND OPERATIONS

Trinity Americas Inc. (the "Company") was incorporated in the State of Delaware on September 16, 1992, to serve as a vehicle to effect a merger, exchange of capital stock, asset acquisition or other similar business combination (a "Business Combination") with an operating business. The Company is currently in the development stage. All activity of the Company through August 31, 1995 has been related to its formation, fund-raising and search to effect a Business Combination.

On February 9, 1994 ( the "Effective Date"), the Company's Registration Statement covering 1,700,000 units (the "Units") became effective. In addition, the underwriter exercised a portion of its overallotment, and acquired an additional 150,000 units, for a total of 1,850,000 units sold in the offering. See Note 2 to the financial statements discussing the details of the Company's Public Offering (the "Offering").

On August 7, 1995, the Company entered into a letter of intent for a Business Combination to acquire all of the outstanding capital shares of a Brazilian casual dining chain, for approximately $21,000,000 (the "Acquisition"). The final Heads of Agreement was executed on October 30, 1995. Management believes that it will be able to raise the additional financing required in excess of the Company's current restricted cash and investments necessary to complete the transaction, although there can be no assurance that this will occur. It is anticipated that this transaction will be accounted for as a purchase.

The Company can be considered a "blind pool." Blind pool companies are characterized by an absence of disclosures related to the use of the proceeds of the Offering. Consequently, although substantially all of the proceeds of the Offering are intended to be utilized to effect a Business Combination, the proceeds are not specifically designated for this purpose. Upon completion of the Offering, 90% of the proceeds, after payment of underwriting discounts and the underwriter's nonaccountable expense allowance, were deposited in an interest-bearing trust account ("Trust Account") until the earlier of (1) the consummation of a Business Combination or (2) the liquidation of the Company, no more than twenty seven months from the date of the consummation of the Offering (the "Liquidation Date"). (In the event that the Company does not consummate a Business Combination within eighteen months from the date of the Offering, the Company will liquidate. If the Company enters into a letter of intent, an agreement in principle or a definitive agreement to effectuate a Business Combination prior to the expiration of the eighteen-month period, the Company will be afforded up to an additional nine months following the expiration of the eighteen-month period.)

As a result of its limited resources, the Company will, in all likelihood, have the ability to effect only a single Business Combination. Accordingly, the prospects for the Company's success will be entirely dependent upon the future performance of a single business.

The Company will not effect a Business Combination unless the fair market value of the acquisition target, as determined by the Board of Directors of the Company in its sole discretion, based upon valuation standards generally accepted by the financial community including, among others, book value, cash flow, and both actual and potential earnings, is at least equal to 80% of the net assets (assets less liabilities) of the Company at the time of such acquisition.

There can be no assurance that the Company will be able to successfully effect a Business Combination. If the Company is unable to effect a Business Combination by May 7, 1996, the Company's Certificate of Incorporation provides for the Company's automatic liquidation. In the event of liquidation, the per share value of the residual assets remaining available for distribution may be less than the initial public offering price per share in the Offering. In no event, however, will the Company's liquidation value be less than the amount in the Trust Account, inclusive of any net interest and dividend income thereon. Moreover, all the Company's founding stockholders have agreed to waive their respective rights to participate in any such liquidation distribution on shares owned prior to the Offering.

If the Company is unable to acquire control of an operating business or businesses, it may be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Act"). The Company is unable to predict what effect registration under such Act would have, but it believes that its ability to pursue its current business plan could be adversely affected as a result. The most significant difference with respect to financial statement presenta- tion and disclosure requirements for companies registered under the Act would require the investments held by the Company to be adjusted to market value at the balance sheet date. The Company believes that its anticipated principal activities, which will involve acquiring control of an operating company, will not subject the Company to regulation under the Act.

2.  PUBLIC OFFERING OF SECURITIES

In February 1994, the Company's Offering for public sale of up to 1,700,000 units, exclusive of the Underwriter's overallotment at an offering price of $6.00 per unit, closed. The underwriter exercised a portion of its overallotment to acquire an additional 150,000 units, for a total of 1,850,000 units sold in the Offering. The Company received net proceeds of approximately $9,567,000 (after deduction of underwriting and offering expenses of approximately $1,533,000).

Each Unit sold in the Offering consists of one share of the Company's Common Stock, $.0001 par value, one Class A Redeemable Warrant and one Class B Redeemable Warrant. Each Class A Redeemable Warrant and Class B Redeemable Warrant entitles the holder to purchase from the Company one share of Common Stock at an exercise price of $5.50 and $6.00, respectively, commencing on the later of (i) the consummation of a Business Combination or (ii) one year from the date of the prospectus (February 9, 1995) and ending five years after the Effective Date of the Offering (February 8, 1999). The Class A Redeemable Warrants and Class B Redeemable Warrants may be redeemable by the Company, each as a class, in whole and not in part, upon 30 days' notice provided the reported high bid price of the Common Stock is at least $8.50 per share for 20 consecutive trading days immediately prior to notice of redemption, at a price of $.05 per Class A Redeemable Warrant or Class B Redeemable Warrant. The warrants will become separable and transferable on February 28, 1994.

In connection with the Offering, the Company sold to the managing Underwriter and its designees, for $17, warrants (the "Underwriter's Warrants") to purchase up to 170,000 Units at an exercise price of $7.92 per Unit. The Underwriter's Warrants will be exercisable for a period of four years commencing February 9, 1995. The Underwriter's Warrants are not redeemable by the Company.

The Company has granted its executive officers and directors 277,780 warrants (50% Class A Warrants and 50% Class B Warrants, collectively the "Warrants") to purchase Common Stock at $5.50 and $6.00 per share in consideration of future services to be rendered on behalf of the Company. The Warrants are not exercisable until the consummation by the Company of a Business Combination and are not redeemable by the Company.

All of the Company's founding stockholders have agreed to vote their respective shares of Common Stock in accordance with the vote of the majority of all nonaffiliated stockholders of the Company with respect to a Business Combination.

The Common Stock owned by all of the executive officers and directors of the Company, their affiliates and by all persons owning 5% or more of the shares immediately prior to the Offering will be placed in escrow until the earlier of
(i) the occurrence of a Business Combination or (ii) the Liquidation Date. During the escrow period, such stockholders will not be able to sell or otherwise transfer their respective shares of Common Stock, but retain all other rights as stockholders of the Company, including, without limitation, the right to vote such shares of Common Stock.

Upon consummation of a Business Combination and upon the release of such shares from escrow, the Company will record as a nonrecurring cost of the Business Combination an amount equal to the fair value of the escrowed shares.

3.  SUMMARY OF SIGNIFICANT
    ACCOUNTING POLICIES

Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Restricted Cash and Investments

The Company, pursuant to the terms of the Offering, placed $9,524,015 as of August 31, 1995, which includes interest and dividend income earned from the period from the closing date (February 17, 1994) through August 31, 1995, in an escrow account which is primarily invested in money market funds, and is stated at cost which approximates market. These proceeds are subject to release upon the earlier of (i) the consummation of Business Combination or (ii) the Liquidation Date.

As of September 1, 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The effect of adoption was not material.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed based on the weighted average number of common shares outstanding and common stock equivalents, if not anti-dilutive.

4.  CAPITAL STOCK

The Company's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Common Stock. There are currently 12,829,582 authorized but unissued shares of Common Stock available for issuance (after appropriate reserves for the issuance of Common Stock in connection with the Class A Redeemable Warrants and Class B Redeemable Warrants, the Underwriter's Warrants, the executive officers' and directors' Class A Warrants and Class B Warrants, and future grants under the Company's 1992 Stock Option Plan). The Company's Board of Directors has the power to issue any or all of the authorized but unissued Common Stock without stockholder approval. The Company currently has no commitments to issue any shares of Common Stock other than as described in Note 2.

To the extent that additional shares of Common Stock are issued, dilution to the interests of the Company's stockholders will occur.

In October 1993, the Company effected a reverse stock split of approximately .56 shares for each share outstanding prior to the split. All per share amounts referred to herein have been retroactively adjusted to reflect the reverse stock split that occurred subsequent to year-end.

The Board of Directors of the Company is empowered, without stockholder approval, to issue up to 5,000 shares of "blank check" preferred stock (the "Preferred Stock") with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. As of August 31, 1995, no preferred stock has been issued.

5.  RELATED PARTY TRANSACTIONS

The Chairman of the Board of Directors and the President of the Company are principal shareholders, officers and directors of Trinity Capital Corporation ("Trinity") who own shares in the Company. Included in general and administrative expenses for the years ended August 31, 1995 and 1994 and for the period from inception (September 16, 1992) to August 31, 1993, respectively, are $120,000, $120,000 and $0 of monthly fees charged to the Company by Trinity for general and administrative services, including the use of office space in premises occupied by Trinity. Such charges began on September 1, 1993, commensurate with the increased activities primarily related to the Offering. Through August 31, 1993, the Company obtained advances of $2,500 from Trinity. During fiscal 1994, advances increased to approximately $37,000. Such advances were due on demand, noninterest bearing and were repaid in full by August 31, 1994.

The Company issued 3,750 shares of Common Stock valued at $22,500 to its legal counsel in partial consideration for services rendered in connection with the Offering.

6.  STOCK OPTION PLAN

On September 18, 1992, the Company's Board of Directors and a majority in interest of the shareholders of the Company approved a stock option plan (the "Plan"). The Plan provides for issuance of up to 277,778 options (the "Options") to acquire shares of the Company's Common Stock.

The Options are intended to qualify either as incentive stock options ("Incentive Stock Options"), within the meaning of Section 422 of the Internal Revenue Code of 1986, or as options which are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). The Options may be granted under the Plan to persons who, in the case of Incentive Stock Options, are key employees (including officers) of the Company, or, in the case of Nonstatutory Stock Options, are key employees (including officers) and nonemployee directors of the Company, except that Nonstatutory Stock Options may not be granted to a holder of more than 10% of the total voting power of the Company.

The exercise price of all Incentive Stock Options granted under the Plan must be at least equal to the fair market value of such shares on the date of grant or, in the case of Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock, at least 110% of the fair market value of such shares on the date of grant. The exercise price of all Nonstatutory Stock Options granted under the Plan shall be determined by the Board of Directors of the Company at the time of grant. The maximum exercise period for which the Options may be granted is ten years from the date of grant (five years in the case of Incentive Stock Options granted to an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date of the option grant) of such shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. To date, no options have been granted under the Plan.

7.  INCOME TAXES

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," as of September 16, 1992 (date of inception). There was no material effect on the Company's financial position and results of operations of adopting SFAS No. 109.

Income taxes accrued for the year ended August 31, 1995 are all current and relate to federal income taxes $(66,000) and state and local income taxes $(700). The Company has paid no income taxes through August 31, 1995 and has net operating loss carryforwards of approximately $51,000 available to reduce taxable income in future years. The net operating loss carryforwards expire through 2009 and may be subject to certain limitations due to the ownership change that occurred as a result of the Company's initial public offering. A valuation allowance has been recorded to offset the full effect of the deferred tax benefits attributable to these net operating loss carryforwards due to the uncertainty as to their ultimate realizability.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of November, 1995.

                                            TRINITY AMERICAS INC.


                                            By: /s/Lawrence Burstein
                                                Lawrence Burstein
                                                President


     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


    Signatures                  Capacity                        Date


/s/Barry Goldin             Chairman of the              November 28, 1995
Barry Goldin                Board of Directors


/s/Lawrence Burstein        President and                November 28, 1995
Lawrence Burstein           Director (Principal
                            Executive, Financial
                            and Accounting Officer)


                            Director
John Cattier


/s/Barry Ridings            Director                     November 28, 1995
Barry  Ridings